APPENDIX A
Shareholder Servicing Fees*

Fund:	Maximum Shareholder Servicing Fee Advisor Shares	Maximum Shareholder Servicing Fee Investor Shares
Brown Advisory Growth Equity Fund	0.15%	0.15%
Brown Advisory Flexible Equity Fund	0.15%	0.15%
Brown Advisory Small-Cap Growth Fund	0.15%	0.15%
Brown Advisory Small-Cap Fundamental Value Fund	0.15%	0.15%
Brown Advisory Maryland Bond Fund	0.05%	0.05%
Brown Advisory Intermediate Income Fund	0.05%	0.05%
Brown Advisory Tax-Exempt Bond Fund	0.05%	0.05%
Brown Advisory Sustainable Growth Fund	0.15%	0.15%
Brown Advisory Emerging Markets Select Fund	0.15%	0.15%
Brown Advisory-WMC Strategic European Equity Fund	0.15%	0.15%
Brown Advisory Mortgage Securities Fund	0.05%	0.05%
Brown Advisory Global Leaders Fund	0.15%	0.15%
Brown Advisory Sustainable Bond Fund	0.05%	0.05%
Brown Advisory Mid-Cap Growth Fund	0.15%	0.15%
Brown Advisory-Beutel Goodman Large-Cap Value Fund	0.15%	0.15%
Brown Advisory Tax-Exempt Sustainable Bond Fund	0.05%	0.05%
Brown Advisory Sustainable Small-Cap Core Fund	0.15%	0.15%
Brown Advisory Sustainable International Leaders Fund	0.15%	0.15%
Brown Advisory Sustainable Value Fund	0.15%	0.15%
Brown Advisory WMC-Japan Equity Fund	0.15%	0.15%

* The Institutional Shares do not charge Shareholder Servicing Fees.
As adopted by the Board of Trustees: May 2, 2012
As annually renewed by the Board of Trustees: May 14, 2024
As revised by the Board of Trustees: September 10, 2024 (for purposes of adding the Brown Advisory – WMC Japan Equity Fund)